Exhibit 10.3

December 18, 2006

To the Investors
Listed on the Signature Pages to the
Stock Purchase Agreement
dated December 18, 2006

Re: Lipid Sciences, Inc. – Private Placement

Dear Investor:

We appreciate your interest in our private placement of shares of common stock (the “Financing”).  This letter confirms additional information regarding the Financing.  We understand that you and the other investors will rely on this letter in connection with the purchase of securities in the Financing.  Please note that capitalized terms not defined in this letter have the meaning set forth in the Stock Purchase Agreement to be entered into by you and the Company.

As of the Execution Date, the Company confirms to you that:

There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares, (ii) except for consideration payable to the Placement Agent, sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Shares, or (iii) except for consideration payable to the Placement Agent, paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

Since December 31, 2005, the Company has not (i) sold any assets, individually or in the aggregate, in excess of $500,000 outside of the ordinary course of business or (ii) had capital expenditures, individually or in the aggregate, in excess of $500,000.

Further, in connection with the Financing, the Company will do the following on or prior to the Closing:

•                  deliver to each Investor a certificate evidencing the incorporation and good standing of the Company and each of its operating Subsidiaries in such corporation’s state of incorporation issued by the Secretary of State of such state of incorporation as of a date within 10 days of the Closing Date;

7068 Koll Center Parkway, Suite 401, Pleasanton, CA  94566-3111

Tel:  925-249-4000    Fax:  925-249-4040

www.lipidsciences.com

•                  deliver to each Investor a letter from the Company’s transfer agent certifying the number of shares of Common Stock outstanding as of a date within five days of the Closing Date; and

•                  obtain all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Shares.

Please call me if you have any questions.

Sincerely,

LIPID SCIENCES, INC.

By:	/s/ S. Lewis Meyer, Ph.D.
S. Lewis Meyer, Ph.D.
President and Chief Executive Officer